Exhibit 4.2
Execution Version

REGENCY ENERGY PARTNERS LP
and
REGENCY ENERGY FINANCE CORP.,
as Issuers
EACH OF THE GUARANTORS PARTY HERETO,
as Guarantors
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of October 27, 2010
to the
INDENTURE
Dated as of October 27, 2010

$600,000,000 6 7/8% SENIOR NOTES DUE 2018

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Page
ARTICLE VIII

AMENDMENT TO ARTICLE XI OF BASE INDENTURE

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes	60
Section 9.02 With Consent of Holders of Notes	61
Section 9.03 Compliance with Trust Indenture Act	62
Section 9.04 Revocation and Effect of Consents	62
Section 9.05 Notation on or Exchange of Notes	63
Section 9.06 Trustee to Sign Amendments, etc.	63

ARTICLE X

AMENDMENT TO ARTICLE XIV OF BASE INDENTURE

ARTICLE XI

MISCELLANEOUS

Section 11.01 Governing Law	67
Section 11.02 No Adverse Interpretation of Other Agreements	67
Section 11.03 Successors	67
Section 11.04 Severability	67
Section 11.05 Counterpart Originals	67
Section 11.06 Table of Contents, Headings, etc.	67
Section 11.07 Ratification of Base Indenture	68

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EXHIBITS

Exhibit A FORM OF NOTE
Exhibit B FORM OF NOTATION OF GUARANTEE
Exhibit C FORM OF SUPPLEMENTAL INDENTURE

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          THIS FIRST SUPPLEMENTAL INDENTURE dated as of October 27, 2010 (this “First Supplemental Indenture”), is among REGENCY ENERGY PARTNERS LP, a Delaware limited partnership (“Regency Energy Partners”), REGENCY ENERGY FINANCE CORP., a Delaware corporation (“Finance Corp.” and, together with Regency Energy Partners, the “Issuers”), the Guarantors (as defined below) and U.S. Bank National Association, as trustee (herein called the “Trustee”).
RECITALS:
          WHEREAS, the Issuers and the Guarantors have executed and delivered to the Trustee an Indenture, dated October 27, 2010 (the “Base Indenture” and as supplemented by this First Supplemental Indenture, the “Indenture”), providing for the issuance by the Issuers from time to time of their Debt Securities (as defined in the Base Indenture);
          WHEREAS, the Issuers have duly authorized and desire to cause to be established pursuant to the Base Indenture and this First Supplemental Indenture a new series of Debt Securities;
          WHEREAS, Sections 2.01 and 2.03 of the Base Indenture permit the execution of supplemental indentures to establish the form and terms of Debt Securities of any series;
          WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Issuers have requested that the Trustee join in the execution of this First Supplemental Indenture to establish the form and terms and to provide for the issuance, of a series of senior notes designated as their 6 7/8% Senior Notes due 2018 in an aggregate principal amount of $600,000,000 (the “Initial Notes”);
          WHEREAS, from time to time subsequent to the date hereof, the Issuers may, if permitted to do so pursuant to the terms of the Indenture, the Initial Notes and the terms of their other indebtedness existing on such future date, issue additional senior notes of the same series as the Initial Notes in accordance with this First Supplemental Indenture (the “Additional Notes” and, together with the Initial Notes, the “Notes”), pursuant to this First Supplemental Indenture; and
          WHEREAS, all things necessary have been done to make the Notes, when executed by the Issuers and authenticated and delivered hereunder and under the Base Indenture and duly issued by the Issuers, the valid obligations of the Issuers, and to make this First Supplemental Indenture a valid agreement of the Issuers enforceable in accordance with its terms.
          NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE I
RELATION TO BASE INDENTURE; DEFINITIONS
Section 1.01 Relation to Base Indenture.
          With respect to the Notes, this First Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02 Generally.
          The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein.
Section 1.03 Definitions of Certain Terms.
          (a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Base Indenture.
          (b) The following terms shall have the definitions set forth below as used in this First Supplemental Indenture and in the provisions of the Base Indenture amended hereby, and for purposes of this First Supplemental Indenture and the provisions of the Base Indenture amended hereby only, shall replace any such definitions of such capitalized terms set forth in the Base Indenture.
          “Acquired Debt” means, with respect to any specified Person:
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specific Person; and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control; provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
          “Agent” means any Registrar or Paying Agent.
          “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
     (1) 1.0% of the principal amount of the Note; or
     (2) the excess of: (a) the present value at such Redemption Date of (i) the redemption price of the Note at December 1, 2014 (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through December 1, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed us-

ing a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the Note.
          “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear System and Clearstream Banking, S.A. that apply to such transfer or exchange.
          “Asset Sale” means:
     (1) the sale, lease, conveyance or other disposition of any properties or assets; provided, however, that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of Regency Energy Partners and its Subsidiaries taken as a whole will be governed by Section 4.15 hereof and/or Section 10.01 hereof and not by Section 4.10 hereof; and
     (2) the issuance of Equity Interests in any of Regency Energy Partners’ Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.
          Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
     (1) any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than $10.0 million;
     (2) a transfer of properties or assets between or among Regency Energy Partners and its Restricted Subsidiaries;
     (3) an issuance or sale of Equity Interests by a Restricted Subsidiary of Regency Energy Partners to Regency Energy Partners or to a Restricted Subsidiary of Regency Energy Partners;
     (4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete properties or assets in the ordinary course of business;
     (5) the sale or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;
     (6) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;
     (7) any trade or exchange by Regency Energy Partners or any Restricted Subsidiary of properties or assets of any type for properties or assets of any type owned or held by another Person, including any disposition of some but not all of the Equity Interests of a Restricted Subsidiary in exchange for assets or properties and after which the Person whose Equity Interests have been so disposed of continues to be a Restricted Subsidiary, provided that the Fair Market Value of the properties or assets traded or exchanged by Regency Energy Partners or such Restricted Subsidiary (together with any cash or Cash Equivalents and liabilities assumed) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents and liabilities assumed) to be received by Regency Energy Partners or such Re-

stricted Subsidiary; and provided, further, that any cash received must be applied in accordance with Section 4.10 hereof; and
     (8) the creation or perfection of a Lien that is not prohibited by Section 4.12 hereof and any disposition in connection with a Permitted Lien.
          “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
          “Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the 2013 Notes Issue Date.
          “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
          “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
     (2) with respect to a partnership, the board of directors or board of managers of the general partner of the partnership, or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.
          “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.
          “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
          “Cash Equivalents” means:
     (1) United States dollars or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;
     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;
     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;
     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
     (5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and
     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
          “Change of Control” means the occurrence of any of the following:
     (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Regency Energy Partners and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualified Owner, which occurrence is followed by a Ratings Decline within 90 days;
     (2) the adoption of a plan relating to the liquidation or dissolution of Regency Energy Partners or the removal of the General Partner by the limited partners of Regency Energy Partners;

     (3) the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualified Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner or of Regency Energy Partners, measured by voting power rather than number of shares, which occurrence is followed by a Ratings Decline within 90 days; or
     (4) the first day on which a majority of the members of the Board of Directors of the General partner are not Continuing Directors, which occurrence is followed by a Ratings Decline within 90 days.
          Notwithstanding the preceding, a conversion of Regency Energy Partners from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange either (i) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of Regency Energy Partners immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person” ” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding any Qualified Owner, Beneficially Owns more than 50% of the Voting Stock of such entity or (ii) one or more Qualified Owners in the aggregate own more than 50% of the Voting Stock of such entity.
          “Company Order” means a written order delivered to the Trustee by Regency Energy Partners and executed on its behalf by an Officer of the General Partner.
          “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
     (1) an amount equal to (i) any extraordinary loss plus (ii) any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, in each case, to the extent such losses were deducted in computing such Consolidated Net Income; plus
     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
     (3) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of all payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
     (5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus
     (6) all extraordinary or non-recurring items of gain or loss, or revenue or expense; minus
     (7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
          “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
     (1) the aggregate Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
     (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;
     (3) the cumulative effect of a change in accounting principles will be excluded;
     (4) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of Statement of Financial Accounting Standards No. 133 will be excluded; and
     (5) any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.
          “Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after (i) adding the aggregate incremental amount of total assets that would have resulted from an acquisition of assets from an Affiliate that is accounted for as a pooling had it been accounted for using purchase accounting and (ii) deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.
          “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner who:
     (1) was a member of such Board of Directors on the date of this Indenture; or
     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election,
          “Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.03 hereof or such other address as to which the Trustee may give notice to the Issuers.
          “Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of March 4, 2010, as amended by that certain Amendment Agreement No. 1 dated as of May 26, 2010, by and among Regency Gas Services LP, Regency Energy Partners, the Guarantors party thereto, the lenders party thereto, Wells Fargo Bank, N.A., as administrative agent for the lenders and collateral agent for the secured parties, Wells Fargo Securities LLC, Banc of America Securities LLC and RBS Securities Inc., as joint lead arrangers and joint bookmanagers, Bank of America, N.A. and The Royal Bank of Scotland plc, as co-syndication agents, JPMorgan Chase Bank, N.A., UBS Loan Finance LLC and Citibank, N.A., as senior managing agents, and Morgan Stanley Senior Funding Inc. and Barclays Bank plc, as co-documentation agents, providing for $900.0 million of borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount of available borrowings thereunder).
          “Credit Facilities” means, one or more debt facilities (including the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, accounts receivable financing (including through the sale of accounts receivable to such lenders or to special purpose entities formed to borrow from such lenders against such accounts receivable) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (including increasing the amount of available borrowings thereunder).
          “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07 hereof, substantially in the form of Exhibit A to the First Supplemental Indenture except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
          “Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes ma-

ture. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders of the Equity Interest have the right to require Regency Energy Partners to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity if the terms of such Equity Interest provide that Regency Energy Partners may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.
          “Domestic Subsidiary” means any Restricted Subsidiary of Regency Energy Partners that was formed under the laws of the United States or any state of the United States or the District of Columbia.
          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
          “Equity Offering” means any public or private sale of Equity Interests (other than Disqualified Equity) made for cash on a primary basis by Regency Energy Partners after the date of this Indenture.
          “Existing Indebtedness” means the aggregate principal amount of Indebtedness of Regency Energy Partners and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of this Indenture, until such amounts are repaid.
          “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Regency Energy Partners (unless otherwise provided in this Indenture).
          “FERC Subsidiary” means a Restricted Subsidiary of Regency Energy Partners that is subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission (or any successor thereof) under Section 7(c) of the Natural Gas Act of 1938.
          “Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Equity subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of such period.
          In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of Regency Energy Partners (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);
     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
     (4) interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included;
     (5) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of the applicable period to the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and
     (6) if any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.
          “Fixed Charges” means, with respect to any specified Person for any period, (A) the sum, without duplication, of:
     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
     (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

     (3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
     (4) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Regency Energy Partners (other than Disqualified Equity) or to Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners; minus
(B) to the extent included in (A) above, write-offs of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, paying any such Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity.
          “Global Note Legend” means the legend described in Section 2.15 hereof, which is required to be placed on all Global Notes issued under this Indenture.
          “Global Notes” means, individually and collectively, each of the Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A to the First Supplemental Indenture and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.06 hereof.
          “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.
          “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
          “Guarantors” means each of:
     (1) the Subsidiaries of Regency Energy Partners, other than Finance Corp., executing this Indenture as initial Guarantors; and
     (2) any other Subsidiary of Regency Energy Partners that becomes a Guarantor in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
          “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the ordinary course of business and not for speculative purposes under:
     (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to reduce costs of borrowing or to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;
     (2) other agreements or arrangements designed to manage interest rates or interest rate risk;
     (3) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred;
     (4) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and
     (5) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in currency exchange rates or commodity prices.
          “Hydrocarbons” means crude oil, natural gas, natural gas liquids, casinghead gas, drip gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.
          “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
     (3) in respect of bankers’ acceptances;
     (4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;
     (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
     (6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

          Notwithstanding the foregoing, the following shall not constitute “Indebtedness”:
     (1) accrued expenses and trade accounts payable arising in the ordinary course of business;
     (2) any obligation of Regency Energy Partners or any of its Restricted Subsidiaries in respect of bid, performance, surety and similar bonds issued for the account of Regency Energy Partners and any of its Restricted Subsidiaries in the ordinary course of business, including Guarantees and obligations of Regency Energy Partners or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);
     (3) any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such Indebtedness at fixed maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;
     (4) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence; and
     (5) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets.
          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
          “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Regency Energy Partners such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Regency Energy Partners, Regency Energy Partners will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Regency Energy Partners’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(b) hereof.

          “Joint Venture” means any Person that is not a direct or indirect Subsidiary of Regency Energy Partners in which Regency Energy Partners or any of its Restricted Subsidiaries makes any Investment.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security interest. In no event shall a right of first refusal be deemed to constitute a Lien.
          “MEP” means Midcontinent Express Pipeline LLC, a Delaware limited liability company, and its successors and assigns.
          “Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
          “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:
     (a) any Asset Sale; or
     (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and
     (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
          “Net Proceeds” means the aggregate cash proceeds received by Regency Energy Partners or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:
     (1) the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,
     (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,
     (3) amounts required to be applied to the repayment of Indebtedness, other than revolving credit Indebtedness except to the extent resulting in a permanent reduction in availability of such Indebtedness under a Credit Facility, secured by a Lien on the properties or assets that were the subject of such Asset Sale and all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, and

     (4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by Regency Energy Partners or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Regency Energy Partners or its Restricted Subsidiaries from such escrow arrangement, as the case may be.
          “Non-Recourse Debt” means Indebtedness:
     (1) as to which neither Regency Energy Partners nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) is the lender;
     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Regency Energy Partners or any of its Restricted Subsidiaries except as contemplated by clause (10) of the definition of Permitted Liens.
          For purposes of determining compliance with Section 4.09 hereof, if any Non-Recourse Debt of any of Regency Energy Partners’ Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Regency Energy Partners.
          “Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under this Indenture and the Notes, pursuant to the provisions of this Indenture.
          “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
          “Operating Surplus” has the meaning assigned to such term in the Partnership Agreement, as in effect on the 2013 Notes Issue Date.
          “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP, dated as of February 3, 2006, as amended through the date of the First Supplemental Indenture, and as such may be further amended, modified or supplemented from time to time.
          “Permitted Business” means either (1) gathering, transporting, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Obligations related to these businesses, or (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code of 1986, as amended.

          “Permitted Business Investments” means Investments by Regency Energy Partners or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of Regency Energy Partners or in any Joint Venture, provided that:
     (1) either (a) at the time of such Investment and immediately thereafter, Regency Energy Partners could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in Section 4.07 hereof) not previously expended at the time of making such Investment;
     (2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiaries or Joint Venture that is recourse to Regency Energy Partners or any of its Restricted Subsidiaries (which shall include all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which Regency Energy Partners or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including any “claw-back,” “make-well” or “keepwell” arrangement) could, at the time such Investment is made, be incurred at that time by Regency Energy Partners and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and
     (3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.
          “Permitted Investments” means:
     (1) any Investment in Regency Energy Partners or in a Restricted Subsidiary of Regency Energy Partners;
     (2) any Investment in Cash Equivalents;
     (3) any Investment by Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners in a Person, if as a result of such Investment:
     (a) such Person becomes a Restricted Subsidiary of Regency Energy Partners; or
     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners,
     (4) any Investment made as a result of the receipt of non-cash consideration from:
     (a) an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof; or
     (b) pursuant to clause (7) of the items deemed not to be Asset Sales under the definition of “Asset Sale”;

     (5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of Regency Energy Partners;
     (6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Regency Energy Partners or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by Regency Energy Partners or any of its Restricted Subsidiaries with respect to any secured Investment in default; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
     (7) Investments represented by Hedging Obligations permitted to be incurred;
     (8) loans or advances to employees made in the ordinary course of business of Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;
     (9) repurchases of the Notes;
     (10) any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;
     (11) Permitted Business Investments; and
     (12) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed the greater of (a) $25.0 million and (b) 2.5% of Regency Energy Partners’ Consolidated Net Tangible Assets.
          “Permitted Liens” means:
     (1) Liens securing any Indebtedness under any of the Credit Facilities and all Obligations and Hedging Obligations relating to such Indebtedness;
     (2) Liens in favor of Regency Energy Partners or the Guarantors;
     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Regency Energy Partners or any Subsidiary of Regency Energy Partners; provided that such Liens were in existence prior to such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Regency Energy Partners or the Subsidiary;
     (4) Liens on property existing at the time of acquisition of the property by Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of Section 4.09(b) hereof covering only the assets acquired with or financed by such Indebtedness;
     (7) Liens existing on the date of this Indenture (other than Liens securing the Credit Facilities);
     (8) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);
     (9) Liens on any property or asset acquired, constructed or improved by Regency Energy Partners or any of its Restricted Subsidiaries (a “Purchase Money Lien”), which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the Fair Market Value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);
     (10) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;
     (11) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Regency Energy Partners or any of its Restricted Subsidiaries on deposit with or in possession of such bank;
     (12) Liens to secure performance of Hedging Obligations of Regency Energy Partners or any of its Restricted Subsidiaries;
     (13) Liens arising under construction contracts, interconnection agreements, operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for purchase, gathering, processing, sale, transportation or exchange of crude oil, natural gas liquids, condensate and natural gas, natural gas storage agreements, unitization and pooling declarations and agreements, area of mutual interest agreements, real property leases and other agreements arising in the ordinary course of business of Regency Energy Partners and its Restricted Subsidiaries that are customary in the Permitted Business;
     (14) Liens upon specific items of inventory, receivables or other goods or proceeds of Regency Energy Partners or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 4.09;
     (15) Liens securing any Indebtedness equally and ratably with all Obligations due under the Notes or any Note Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to Section 4.12;
     (16) Liens incurred in the ordinary course of business of Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens pursuant to this clause (16) dates not exceed 5.0% of Regency Energy Partners’ Consolidated Net Tangible Assets at such time; and
     (17) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (16) above; provided that (a) the principal amount of Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal, extension, refinance or refund of such Lien, plus all accrued interest on the Indebtedness secured thereby and the amount of all fees, expenses and premiums incurred in connection therewith, and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.
          After termination of the covenants referred to in Section 4.20, for purposes of complying with Section 4.12, the Liens described in clauses (1) and (17) of this definition of “Permitted Liens” will be Permitted Liens only to the extent those Liens secure Indebtedness not exceeding, at the time of determination, 10% of the Consolidated Net Tangible Assets of Regency Energy Partners. Once effective, this 10% limitation on Permitted Liens will continue to apply during any later period in which the Notes do not have an Investment Grade Rating by both Rating Agencies.
          “Permitted Refinancing Indebtedness” means any Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
     (1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
     (2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
     (3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes or the Note Guarantees, on terms at least as favorable to the Holders of Notes as those contained in the documenta-

tion governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
     (4) such Indebtedness is incurred either by Regency Energy Partners or by the Restricted Subsidiary that is the obligor on or guarantor of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
          “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
          “Qualified Owner” means any of (i) LE GP, LLC, Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P., (ii) any Person who Beneficially Owns more than 50% of the Voting Stock of any entity specified in clause (i) above or who Beneficially Owns sufficient Equity Interests in such entity to elect a majority of its directors, managers, general partners, trustees or other persons serving in a similar capacity for such entity and (iii) any subsidiary of any entity specified in either clause (i) or clause (ii) above.
          “Rating Agencies” means Moody’s and S&P.
          “Ratings Categories” means:
     (1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and
     (2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).
          “Ratings Decline” means a decrease in the rating of the Notes by both Moody’s and S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Ratings Categories, namely + or - for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a ratings decline either from BB+ to BB or BB to BB- will constitute a decrease of one gradation.
          “Reporting Default” means a Default described in clause (4) under Section 6.01.
          “Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
          “Restricted Investment” means an Investment other than a Permitted Investment.
          “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in this Indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of Regency Energy Partners.

          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.
          “Senior Indebtedness” means with respect to any Person, Indebtedness of such Person, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is subordinate in right of payment to the Notes or the Note Guarantee of such Person, as the case may be.
          “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.
          “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
          “Subsidiary” means, with respect to any specified Person:
     (1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.
          “Treasury Rate” means, with respect to any Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 1, 2014; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, Regency Energy Partners shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to December 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Regency Energy Partners will (a) calculate the Treasury Rate on the second Business Day preceding the applicable Redemption Date and (b) prior to such Redemption Date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

          “2013 Notes Issue Date” means December 12, 2006, the date of original issue of the Issuers’ 8 3/8% Senior Notes due 2013.
          “Unrestricted Subsidiary” means any Subsidiary of Regency Energy Partners (other than Finance Corp. or any successor to it) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
     (1) except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt;
     (2) except as permitted under clause (4) of Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Regency Energy Partners or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Regency Energy Partners;
     (3) is a Person with respect to which neither Regency Energy Partners nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries.
          All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries.
          “Underwriters” means the underwriters as set forth in the in the Prospectus Supplement.
          “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
     (2) the then outstanding principal amount of such Indebtedness.

Section 1.04 Other Definitions.

Term	Defined in Section
“Additional Notes”	Recitals
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Base Indenture”	Recitals
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.06
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Incremental Funds”	4.07
“incur”	4.09
“Indenture”	Recitals
“Initial Notes”	Recitals
“Legal Defeasance”	8.02
“Notes”	Recitals
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.05
“Payment Default”	6.01
“Permitted Debt”	4.09
“Prospectus Supplement”	9.01
“Purchase Date”	3.09
“Redemption Date”	3.07
“Restricted Payments”	4.07
ARTICLE II
THE NOTES
Section 2.01 The Form and Title of the Securities.
          There is hereby established a new series of Debt Securities to be issued under the Base Indenture and to be designated as the Issuers’ 6 7/8% Senior Notes due 2018. The Notes shall be substantially in the form attached as Exhibit A hereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the Issuers may deem appropriate or as may be required or appropriate to comply with any laws or with any rules made pursuant thereto or with the rules of any securities exchange or automated quotation system on which the Notes may be listed or traded, or to conform to general usage, or as may, consistently with the Base Indenture, be determined by the officers executing such Notes, as evidenced by their execution thereof.
          The Notes shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Base Indenture as supplemented by this First Supplemental Indenture (including the form of Note set forth as Exhibit A hereto (the terms of which are incorporated in and made a part of this First Supplemental Indenture for all intents and purposes)).
Section 2.02 Amount.
          The aggregate principal amount of the Notes which may be authenticated and delivered pursuant hereto is unlimited. The Trustee shall initially authenticate and deliver Notes for original issue in an initial aggregate principal amount of up to $600,000,000 upon delivery to the Trustee of a written order of the Issuers signed by two Officers of each Issuer for the authentication and delivery of such Notes. The aggregate principal amount of the Notes to be issued hereunder may be increased at any time hereafter and the series may be reopened for issuances of Additional Notes, upon Company Order without the consent of any Holder. The Notes issued on the date hereof and any such Additional Notes that may be issued hereafter shall be part of the same series of Debt Securities for all purposes under the Indenture.
Section 2.03 Stated Maturity.
          The Notes may be issued on any Business Day on or after October 27, 2010, and the Stated Maturity of the Notes shall be December 1, 2018.
Section 2.04 Interest and Interest Rates.
          The rate or rates at which the Notes shall bear interest, the date or dates from which such interest shall accrue, the dates on which any such interest shall be payable and the record date for any interest payable on any interest payment date, in each case, shall be as set forth in the form of Note set forth as Exhibit A hereto.
Section 2.05 Place of Payment.
          As long as any Notes are Outstanding, the Issuers shall maintain an office or agency where Notes may be presented for payment (“Paying Agent”). The Issuers initially appoint the Trustee to act as the Paying Agent with respect to the Notes.
Section 2.06 Global Securities.
          The Notes shall initially be issuable in whole or in part in the form of one or more Global Securities. Such Global Securities (i) shall be deposited with, or on behalf of, the Depository Trust Company (the “DTC”), New York, New York, which shall act as Depositary with respect to the Notes, (ii) shall bear the legends applicable to Global Securities set forth in the form of Note attached hereto as Exhibit A, (iii) may be exchanged in whole or in part for Notes in definitive form upon the terms and subject to the conditions provided in Section 2.15 of the Indenture and (iv) shall otherwise be subject to the applicable provisions of the Indenture.
ARTICLE III
REDEMPTION AND REPURCHASE
          The provisions of Article III of the Base Indenture are deleted and replaced in their entirety, solely as they relate to the Notes, by the provisions of this Article III of this First Supplemental Indenture.

Section 3.01 Notices to Trustee.
          If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, the Issuers must furnish to the Trustee, at least 10 Business Days before the giving of the notice of redemption pursuant to Section 3.03, an Officers’ Certificate setting forth:
     (1) the clause of this Indenture pursuant to which the redemption shall occur;
     (2) the Redemption Date;
     (3) the principal amount of Notes to be redeemed; and
     (4) the redemption price, if then determinable and, if not, then a method for determination.
Section 3.02 Selection of Notes to Be Redeemed.
          If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:
     (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or
     (2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair.
          No Notes of $2,000 or less can be redeemed in part.
Section 3.03 Notice of Redemption.
          Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a Redemption Date, the Issuers will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article XI hereof.
          The notice will identify the Notes to be redeemed and will state:
     (1) the Redemption Date;
     (2) the redemption price, if then determinable, and, if not, then a method for determination;
     (3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

     (4) the name and address of the Paying Agent;
     (5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (6) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
     (7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
     (8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
          At the Issuers’ request and expense, the Trustee will give the notice of redemption in the Issuers’ names and at their expense; provided, however, that the Issuers have delivered to the Trustee, at least 10 Business Days prior to the date of giving such notice, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. Such Officers’ Certificate may be combined with the Officers’ Certificate referred to in Section 3.01.
Section 3.04 Effect of Notice of Redemption.
          Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.
Section 3.05 Deposit of Redemption or Purchase Price.
          By 11:00 a.m. Eastern Time on the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.
          If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or surrendered for purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or surrendered for purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.
          Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of a Company Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.
Section 3.07 Optional Redemption.
          (a) At any time prior to December 1, 2013, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 106.875% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date), with the net cash proceeds of one or more Equity Offerings by Regency Energy Partners; provided that:
     (1) at least 65% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture (excluding Notes held by Regency Energy Partners and its Subsidiaries) remains Outstanding immediately after the occurrence of such redemption; and
     (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
          (b) Except pursuant to the preceding paragraph and paragraph (d) of this Section 3.07 and of Section 4.15, the Notes will not be redeemable at the Issuers’ option prior to December 1, 2014.
          (c) On or after December 1, 2014, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed to the applicable Redemption Date, if redeemed, during the twelve-month period beginning on December 1 of each year indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on an interest payment date that is on or prior to the Redemption Date:

Year	Percentage
2014	103.438%
2015	101.719%
2016 and thereafter	100.000%
          Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
          (d) At any time prior to December 1, 2014, the Issuers may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date.

          (e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
Section 3.08 [Reserved].
Section 3.09 Offer to Purchase by Application of Excess Proceeds.
          In the event that, pursuant to Section 4.10 hereof, Regency Energy Partners is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.
          The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the manner prescribed in the Notes.
          If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
          Upon the commencement of an Asset Sale Offer, the Issuers will send, by first class mail, a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:
     (1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;
     (2) the Offer Amount, the purchase price and the Purchase Date;
     (3) that any Note not tendered or accepted for payment will continue to accrue interest;
     (4) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;
     (5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 and integral multiples of $1,000 in excess thereof only;
     (6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Pur-

chase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuers, a depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;
     (7) that Holders will be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Issuers will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof, will be purchased); and
     (9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
          On or before the Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount allocable to the Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount allocable to the Notes has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09. The Issuers, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon receipt of a Company Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers will publicly announce the results of the Asset Sale Offer on the Purchase Date.
          Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.05 and 3.06 hereof.
ARTICLE IV
COVENANTS
          The provisions of Article IV of the Base Indenture are deleted and replaced in their entirety, solely as they relate to the Notes, by the provisions of this Article IV of this First Supplemental Indenture.

Section 4.01 Payment of Notes.
          The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Regency Energy Partners or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
          The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02 Maintenance of Office or Agency.
          The Issuers shall maintain in the continental United States an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
          The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the continental United States for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
          The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.05 of the First Supplemental Indenture.
Section 4.03 Reports.
          Whether or not required by the rules and regulations of the SEC, so long as any Notes are Outstanding, Regency Energy Partners will furnish (whether through hard copy or internet access) to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:
          (a) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Regency Energy Partners were required to file such reports; and
          (b) all current reports that would be required to be filed with the SEC on Form 8-K if Regency Energy Partners were required to file such reports.

          All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, including Section 3-10 of Regulation S-X. Each annual report on Form 10-K will include a report on Regency Energy Partners’ consolidated financial statements by Regency Energy Partners’ independent registered public accounting firm. In addition, Regency Energy Partners will file a copy of each of the reports referred to in clauses (a) and (b) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
          If, at any time Regency Energy Partners is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Regency Energy Partners will nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.03 with the SEC within the time periods specified above unless the SEC will not accept such a filing; provided that, for so long as Regency Energy Partners is not subject to the periodic reporting requirements of the Exchange Act for any reason, the time period for filing reports on Form 8-K shall be 5 Business Days after the event giving rise to the obligation to file such report. Regency Energy Partners will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Regency Energy Partners’ filings for any reason, Regency Energy Partners will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Regency Energy Partners were required to file those reports with the SEC.
Section 4.04 Compliance Certificate.
          (a) The Issuers and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuers and Regency Energy Partners’ Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto).
          (b) So long as any of the Notes are Outstanding, the Issuers and the Guarantors will deliver to the Trustee, promptly upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate of the Issuers and the Guarantors specifying such Default or Event of Default and what action they are taking or propose to take with respect thereto.
Section 4.05 Taxes.
          The Issuers shall pay, and will cause each of Regency Energy Partners’ Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.
          The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenants that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07 Restricted Payments.
          (a) Regency Energy Partners shall not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (1) declare or pay any dividend or make any other payment or distribution on account of its outstanding Equity Interests (including any payment in connection with any merger or consolidation involving Regency Energy Partners or any of its Restricted Subsidiaries) or to the direct or indirect holders of Regency Energy Partners’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests, excluding Disqualified Equity, of Regency Energy Partners and other than distributions or dividends payable to Regency Energy Partners or a Restricted Subsidiary);
     (2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Regency Energy Partners) any Equity Interests of Regency Energy Partners or any direct or indirect parent of Regency Energy Partners;
     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Regency Energy Partners or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding intercompany Indebtedness between or among Regency Energy Partners and any of its Restricted Subsidiaries), except a payment of interest or principal within one month of the Stated Maturity thereof; or
     (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:
     (1) if the Fixed Charge Coverage Ratio for Regency Energy Partners’ most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Regency Energy Partners and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4) (to the extent, in the case of clause (4), payments are made to Regency Energy Partners or a Restricted Subsidiary), (5), (6), (7) and (8) of Section 4.07(b) hereof) during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

     (A) Available Cash from Operating Surplus as of the end of the immediately preceding quarter; plus
     (B) 100% of the aggregate net cash proceeds received by Regency Energy Partners (including the Fair Market Value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of Regency Energy Partners (other than Disqualified Equity)) since the 2013 Notes Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Regency Energy Partners (other than Disqualified Equity) or from the issue or sale of convertible or exchangeable Disqualified Equity or convertible or exchangeable debt securities of Regency Energy Partners that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Equity or debt securities) sold to a Subsidiary of Regency Energy Partners); plus
     (C) to the extent that any Restricted Investment that was made after the 2013 Notes Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus
     (D) the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to Regency Energy Partners or any of its Restricted Subsidiaries from any Person (including Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the 2013 Notes Issue Date (items (b), (c) and (d) being referred to as “Incremental Funds”); minus
     (E) the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or
     (2) if the Fixed Charge Coverage Ratio for Regency Energy Partners’ most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Regency Energy Partners and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4) (to the extent, in the case of clause (4), payments are made to Regency Energy Partners or a Restricted Subsidiary), (5), (6), (7) and (8) of Section 4.07(b) hereof) during the quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on common units and subordinated units of Regency Energy Partners, plus the related distribution on the general partner interest), is less than the sum, without duplication, of:
     (A) $100.0 million less the aggregate amount of all prior Restricted Payments made by Regency Energy Partners and its Restricted Subsidiaries pursuant to this clause (2)(A) during the period since the 2013 Notes Issue Date; plus
     (B) Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

          (b) The provisions of Section 4.07(a) hereof shall not prohibit:
     (1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of this Indenture;
     (2) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of Regency Energy Partners or any Guarantor or of any Equity Interests of Regency Energy Partners in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to Regency Energy Partners from any Person (other than a Restricted Subsidiary of Regency Energy Partners) or (b) sale (other than to a Restricted Subsidiary of Regency Energy Partners) of Equity Interests of Regency Energy Partners, with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash from Operating Surplus and Incremental Funds;
     (3) the defeasance, redemption, repurchase or other acquisition or retirement of any subordinated Indebtedness of Regency Energy Partners or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;
     (4) the payment of any distribution or dividend by a Restricted Subsidiary of Regency Energy Partners to the holders of its Equity Interests (other than Disqualified Equity) on a pro rata basis;
     (5) so long as no Default (except a Reporting Default) has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners held by any current or former officer, director or employee of the General Partner, Regency Energy Partners or any of Regency Energy Partners’ Restricted Subsidiaries pursuant to any equity subscription agreement or plan, stock or unit option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $5.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received by Regency Energy Partners from the sale of Equity Interests of Regency Energy Partners to members of management or directors of the General Partner, Regency Energy Partners or its Restricted Subsidiaries that occurs after the 2013 Notes Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clauses (1)(B) or (2)(B) of Section 4.07(a) hereof), plus (b) the cash proceeds of key man life insurance policies received by Regency Energy Partners after the 2013 Notes Issue Date;
     (6) so long as no Default (except a Reporting Default) has occurred and is continuing or would be caused thereby, payments of dividends on Disqualified Equity issued pursuant to Section 4.09 hereof;

     (7) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price of such options, warrants or other convertible securities; or
     (8) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Regency Energy Partners.
          The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Regency Energy Partners or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will be determined in the case of amounts over $15.0 million, by the Board of Directors of the General Partner, whose resolution with respect thereto shall be delivered to the Trustee. For the purposes of determining compliance with this Section 4.07, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)-(8), Regency Energy Partners will be permitted to classify (or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 4.07.
Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.
          (a) Regency Energy Partners shall not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (1) pay dividends or make any other distributions on its Equity Interests to Regency Energy Partners or any of its Restricted Subsidiaries or to pay any indebtedness owed to Regency Energy Partners or any of its Restricted Subsidiaries;
     (2) make loans or advances to Regency Energy Partners or any of its Restricted Subsidiaries; or
     (3) sell, lease or transfer any of its properties or assets to Regency Energy Partners or any of its Restricted Subsidiaries.
          (b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:
     (1) agreements as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of this Indenture;
     (2) this Indenture, the Notes and the Note Guarantees;
     (3) applicable law, rule, regulation or order;

     (4) any instrument governing Indebtedness or Equity Interests of a Person acquired by Regency Energy Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, the incurrence thereof was otherwise permitted by the terms of this Indenture;
     (5) customary non-assignment provisions in contracts for purchase, gathering, processing, sale, transportation or exchange of crude oil, natural gas liquids, condensate and natural gas, natural gas storage agreements, in transportation agreements or purchase and sale or exchange agreements, pipeline or terminaling agreements, or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business;
     (6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a) hereof;
     (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;
     (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
     (9) Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;
     (10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, buy/sell agreements and other similar agreements entered into in the ordinary course of business;
     (11) any agreement or instrument relating to any property or assets acquired after the date hereof, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;
     (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and
     (13) any instrument governing Indebtedness of an FERC Subsidiary, provided that such Indebtedness was otherwise permitted by this Indenture to be incurred.
Section 4.09 Incurrence of Indebtedness and Issuance of Disqualified Equity.
          (a) Regency Energy Partners shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Regency Energy Partners will not issue any Disqualified Equity and will not permit any of its Restricted Subsidiaries to issue any Disqualified Equity; provided, however, that Regency Energy Partners and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and Regency Energy Partners and the Restricted Subsidiaries may issue Disqualified Equity, if the Fixed Charge Coverage Ratio for Regency Energy Partners’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Equity had been issued, as the case may be, at the beginning of such four-quarter period.
          (b) The provisions of Section 4.09(a) hereof shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any preferred securities described in clause (11) below:
     (1) the incurrence by Regency Energy Partners and any Restricted Subsidiary of additional Indebtedness (including any letters of credit) under one or more Credit Facilities, provided, that, after giving effect to such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Regency Energy Partners and its Restricted Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $900.0 million and (b) the sum of $500.0 million and 20.0% of Regency Energy Partners’ Consolidated Net Tangible Assets;
     (2) the incurrence by Regency Energy Partners and its Restricted Subsidiaries of the Existing Indebtedness;
     (3) the incurrence by Regency Energy Partners, Finance Corp. and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture;
     (4) the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Regency Energy Partners or any of its Restricted Subsidiaries, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to such incurrence the aggregate principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $20.0 million and (b) 2.0% of Regency Energy Partners’ Consolidated Net Tangible Assets;
     (5) the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2) or (3) of this Section 4.09(b) or this clause (5);

     (6) the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Regency Energy Partners and any of its Restricted Subsidiaries; provided, however, that:
     (A) if Regency Energy Partners or any Guarantor is the obligor on such Indebtedness and the payee is not Regency Energy Partners or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of Regency Energy Partners, or the Note Guarantee, in the case of a Guarantor, and
     (B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners and (2) any sale or other transfer of any such Indebtedness to a Person that is not either Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Regency Energy Partners or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
     (7) the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of Hedging Obligations;
     (8) the guarantee by Regency Energy Partners or any of its Restricted Subsidiaries of Indebtedness of Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
     (9) the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;
     (10) the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of Acquired Debt in connection with a transaction meeting either one of the financial tests set forth in clause (4) under Section 10.01(a) hereof;
     (11) the issuance by any of Regency Energy Partners’ Restricted Subsidiaries to Regency Energy Partners or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:
     (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners; and
     (b) any sale or other transfer of any such preferred securities to a Person that is not either Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners

will be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11); and
     (12) the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of additional Indebtedness; provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (12) and then outstanding does not exceed the greater of (a) $25.0 million and (b) 2.5% of Regency Energy Partners’ Consolidated Net Tangible Assets.
          Regency Energy Partners shall not incur, and shall not permit Finance Corp. or any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Regency Energy Partners, Finance Corp. or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness of a Person shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
          For purposes of determining compliance with this Section 4.09, if an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, Regency Energy Partners will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.
          The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Equity in the form of additional shares of the same class of Disqualified Equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity for purposes of this Section 4.09; provided, however, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Regency Energy Partners as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that Regency Energy Partners or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
Section 4.10 Asset Sales.
          Regency Energy Partners shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
     (1) Regency Energy Partners (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;
     (2) such Fair Market Value is determined by the Board of Directors of the General Partner if the value is $15.0 million or more, as evidenced by a resolution of such Board of Directors of the General Partner; and

     (3) at least 75% of the aggregate consideration received by Regency Energy Partners and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the 2013 Notes Issue Date is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:
     (A) any liabilities, as shown on Regency Energy Partners’ most recent consolidated balance sheet, of Regency Energy Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Regency Energy Partners or such Restricted Subsidiary from further liability; and
     (B) any securities, notes or other obligations received by Regency Energy Partners or any such Restricted Subsidiary from such transferee that are within 90 days after the Asset Sale (subject to ordinary settlement periods), converted by Regency Energy Partners or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.
          Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Regency Energy Partners (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:
     (1) to repay Senior Indebtedness of Regency Energy Partners and/or its Restricted Subsidiaries (or to make an offer to repurchase or redeem such Indebtedness, provided that such repurchase or redemption closes within 45 days after the end of such 360-day period) with a permanent reduction in availability for any revolving credit Indebtedness;
     (2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Regency Energy Partners;
     (3) to make a capital expenditure; or
     (4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.
Pending the final application of any Net Proceeds, Regency Energy Partners or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.
          Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this Section 4.10 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within five days thereof, Regency Energy Partners will make an Asset Sale Offer, pursuant to Section 3.09, to all Holders of Notes (and deliver a copy thereof to the Trustee) and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the purchase date, and will be payable in cash. If any Excess

Proceeds remain after consummation of an Asset Sale Offer, Regency Energy Partners may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, then the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuers so that only Notes and such other pari passu Indebtedness will be purchased in an authorized denomination and integral multiples thereof). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
          In making an Asset Sale Offer Regency Energy Partners will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.10, Regency Energy Partners will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.
Section 4.11 Transactions with Affiliates.
          (a) Regency Energy Partners shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Regency Energy Partners (each an “Affiliate Transaction”), unless:
     (1) the Affiliate Transaction is on terms that are no less favorable to Regency Energy Partners or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Regency Energy Partners or such Restricted Subsidiary with an unrelated Person; and
     (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, Regency Energy Partners delivers to the Trustee a resolution of the Board of Directors of the General Partner set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) of this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Regency Energy Partners.
          (b) The following items will not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 4.11(a) hereof:
     (1) any employment agreement, equity award, equity option or equity appreciation agreement or plan or any similar arrangement entered into by Regency Energy Partners or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
     (2) transactions between or among Regency Energy Partners and/or its Restricted Subsidiaries;
     (3) transactions with a Person (other than an Unrestricted Subsidiary of Regency Energy Partners) that is an Affiliate of Regency Energy Partners solely because Regency Energy

Partners owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
     (4) any issuance of Equity Interests (other than Disqualified Equity) of Regency Energy Partners to Affiliates of Regency Energy Partners;
     (5) Restricted Payments or Permitted Investments that do not violate Section 4.07 hereof;
     (6) customary compensation, indemnification and other benefits made available to officers, directors or employees of Regency Energy Partners, a Restricted Subsidiary of Regency Energy Partners or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;
     (7) in the case of contracts for purchase, gathering, processing, sale, transportation and marketing of crude oil, natural gas, condensate and natural gas liquids, hedging agreements, and production handling, operating, construction, terminaling, storage, lease, platform use, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by Regency Energy Partners or any Restricted Subsidiary and third parties, or if neither Regency Energy Partners nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s length basis, as determined by the Board of Directors of the General Partner;
     (8) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; and
     (9) transactions effected in accordance with the terms of (a) the Contribution Agreement, the Partnership Agreement, the Master Services Agreement or the AMI Agreement, as the case may be, referred to in the Current Report on Form 8-K of Regency Energy Partners filed with the SEC on March 18, 2009, (b) the Contribution Agreement dated as of May 10, 2010 by and among Energy Transfer Equity, L.P., Regency Energy Partners and Regency Midcontinent Express LLC and (c) the Amended and Restated Limited Liability Company Agreement dated as of March 1, 2007 of MEP, as each such agreement described in clauses (a) through (c) is in effect on the date of this Indenture, and any amendment or extension of such agreement so long as the terms of such amendment or extension, taken as a whole, are not less advantageous to Regency Energy Partners or the relevant Restricted Subsidiary (as determined by the Board of Directors of the General Partner in its reasonable good faith judgment) in any material respect than the agreement so amended or extended.
Section 4.12 Liens.
          Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness (including any Attributable Debt) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Notes are secured on an equal and ratable basis or on a senior basis with obligations so secured until such time as such obligations are no longer secured by a Lien (other than Permitted Liens).

Section 4.13 Business Activities.
          Regency Energy Partners shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Regency Energy Partners and its Restricted Subsidiaries taken as a whole.
          Finance Corp. shall not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided, that Finance Corp. may be a co-obligor or guarantor with respect to Indebtedness if Regency Energy Partners is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by Regency Energy Partners, Finance Corp. or one or more Guarantors. At any time after Regency Energy Partners is a corporation, Finance Corp. may consolidate or merge with or into Regency Energy Partners or any Restricted Subsidiary.
Section 4.14 Corporate Existence.
          Subject to Article X hereof, Regency Energy Partners shall do or cause to be done all things necessary to preserve and keep in full force and effect:
     (1) its limited partnership existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Regency Energy Partners or any such Restricted Subsidiary; and
     (2) the rights (charter and statutory), licenses and franchises of Regency Energy Partners and its Restricted Subsidiaries;
provided, however, that Regency Energy Partners shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if it shall determine that the preservation thereof is no longer desirable in the conduct of the business of Regency Energy Partners and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.
Section 4.15 Offer to Repurchase Upon Change of Control.
          (a) Upon the occurrence of a Change of Control, Regency Energy Partners shall make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to, but excluding, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on an interest payment date that is prior to the purchase date (the “Change of Control Payment”). Within 30 days following any Change of Control, Regency Energy Partners will mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and stating:
     (1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

     (2) the purchase price and the purchase date, which shall be no earlier than 20 Business Days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
     (3) that any Note not tendered will continue to accrue interest;
     (4) that, unless Regency Energy Partners defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;
     (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
     (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and
     (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.
          Regency Energy Partners shall comply with all applicable requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, Regency Energy Partners shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.
          (b) On the Change of Control Payment Date, Regency Energy Partners shall, to the extent lawful:
     (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.
          The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, to the extent the Notes are in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Regency Energy Partners will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
          The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.
          (c) Notwithstanding anything to the contrary in this Section 4.15, Regency Energy Partners will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained in this Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
          (d) In the event that Holders of not less than 90% of the aggregate principal amount of the Outstanding Notes accept a Change of Control Offer and Regency Energy Partners purchases all of the Notes held by such Holders, Regency Energy Partners will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain Outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of Notes redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption, subject to the right of the Holders of Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date.
Section 4.16 Limitation on Sale and Leaseback Transactions.
          Regency Energy Partners shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Regency Energy Partners or any Restricted Subsidiary may enter into a sale and leaseback transaction if the transfer of assets in that sale and leaseback transaction is permitted by, and Regency Energy Partners or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, Section 4.10 hereof.
Section 4.17 Payments for Consent.
          Regency Energy Partners shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.18 Additional Guarantees.
          If, after the date of this Indenture, any Restricted Subsidiary of Regency Energy Partners that is not already a Guarantor guarantees any Indebtedness of either of the Issuers or any Indebtedness of any Guarantor, or any Domestic Subsidiary, if not then a Guarantor, incurs any Indebtedness under any Credit Facility, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture substantially in the form of Exhibit C to the First Supplemental Indenture and delivering it to the Trustee within 20 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of Regency Energy Partners that have been properly designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Note Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph as a result of its guarantee of any Indebtedness shall provide by its terms that it shall be automatically and unconditionally released upon the release or discharge of the Guarantee that resulted in the creation of such Restricted Subsidiary’s Note Guarantee, except a discharge or release by, or as a result of payment under, such Guarantee.
Section 4.19 Designation of Restricted and Unrestricted Subsidiaries.
          The Board of Directors of the General Partner may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Regency Energy Partners and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.07 hereof or a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by Regency Energy Partners; provided that any designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
          Any designation of a Subsidiary of Regency Energy Partners as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the General Partner giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Regency Energy Partners as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, Regency Energy Partners will be in default of such covenant. The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Regency Energy Partners; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Regency Energy Partners of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.20 Termination of Covenants.
          If at any time the Notes achieve an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default has occurred and is then continuing under this Indenture, Regency Energy Partners and its Restricted Subsidiaries will no longer be subject to the following provisions of this Indenture:
     (1) Section 4.10;
     (2) Section 4.07;
     (3) Section 4.08;
     (4) Section 4.09;
     (5) Section 4.11;
     (6) Section 4.13;
     (7) Section 4.19;
     (8) Section 10.01(a)(4); and
     (9) Section 4.16.
          Promptly after such termination, Regency Energy Partners shall deliver to the Trustee an Officers’ Certificate certifying to such termination.
ARTICLE V
AMENDMENT TO ARTICLE X OF BASE INDENTURE
          The provisions of Article X of the Base Indenture are deleted and replaced in their entirety, solely as they relate to the Notes, by the provisions of this Article V of this First Supplemental Indenture as provided below:
“ARTICLE X
SUCCESSORS
Section 10.01 Merger, Consolidation or Sale of Assets.
          (a) Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving entity); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Regency Energy Partners and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

     (1) either:
     (A) such Issuer is the surviving entity; or
     (B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as Regency Energy Partners is not a corporation;
     (2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the Notes and this Indenture;
     (3) immediately after such transaction, no Default or Event of Default exists;
     (4) in the case of a transaction involving Regency Energy Partners and not Finance Corp., Regency Energy Partners or the Person formed by or surviving any such consolidation or merger (if other than Regency Energy Partners), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will, either:
     (A) be, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or
     (B) have a Fixed Charge Coverage Ratio, on the date of such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, not less than the Fixed Charge Coverage Ratio of Regency Energy Partners immediately prior to such transaction; and
     (5) such Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture and all conditions precedent therein relating to such transaction have been satisfied;
provided that clause (4) shall not apply to any sale of assets of a Restricted Subsidiary to Regency Energy Partners or another Restricted Subsidiary or the merger or consolidation of a Restricted Subsidiary into any Restricted Subsidiary or Regency Energy Partners.
          (b) Notwithstanding Section 10.01(a) hereof, Regency Energy Partners is permitted to reorganize as any other form of entity in accordance with the procedures established in this Indenture; provided that:
     (1) the reorganization involves the conversion (by merger, sale, legal conversion, contribution or exchange of assets or otherwise) of Regency Energy Partners into a form of entity other than a limited partnership formed under Delaware law;

     (2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;
     (3) the entity so formed by or resulting from such reorganization assumes all the obligations of Regency Energy Partners under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;
     (4) immediately after such reorganization no Default or Event of Default exists; and
     (5) such reorganization is not materially adverse to the Holders of the Notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered materially adverse to the Holders of the Notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b)(i) of the Internal Revenue Code of 1986, as amended, or any similar state or local law).
          (c) A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Regency Energy Partners or another Guarantor, except as permitted by Sections 14.04 and 14.05 hereof.
Section 10.02 Successor Person Substituted.
          Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Regency Energy Partners in a transaction that is subject to, and that complies with the provisions of, Section 10.01 hereof, the successor Person formed by such consolidation or into or with which Regency Energy Partners is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to “Regency Energy Partners” shall refer instead to the successor Person and not to Regency Energy Partners), and may exercise every right and power of Regency Energy Partners under this Indenture with the same effect as if such successor Person had been named as Regency Energy Partners herein.”
ARTICLE VI
DEFAULTS AND REMEDIES
          The provisions of Article VI of the Base Indenture are deleted and replaced in their entirety, solely as they relate to the Notes, by the provisions of this Article VI of this First Supplemental Indenture.
Section 6.01 Events of Default.
          Each of the following is an “Event of Default”:
     (1) default for 30 days in the payment when due of interest on the Notes;

     (2) default in the payment when due (at stated maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;
     (3) failure by Regency Energy Partners or any Guarantor to make a Change of Control Offer or an Asset Sale Offer within the timer periods set forth, or consummate a purchase of Notes when required pursuant to the terms described in Sections 4.15 or 4.10 or comply with the provisions of Section 10.01 hereof;
     (4) failure by Regency Energy Partners for 90 days after notice to comply with the provisions of Section 4.03 hereof;
     (5) failure by Regency Energy Partners or any Guarantor for 60 days after written notice to comply with any of the other agreements in this Indenture;
     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Regency Energy Partners or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Regency Energy Partners or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:
     (A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
     (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more, provided, however, that if, prior to any acceleration of the Notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 10 Business Day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as applicable, any Default or Event of Default (but not any acceleration of the Notes) caused by such Payment Default or acceleration shall automatically be rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;
     (7) failure by an Issuer or any of Regency Energy Partners’ Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;
     (8) an Issuer or any of Regency Energy Partners’ Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Regency Energy Partners that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
     (A) commences a voluntary case,
     (B) consents to the entry of an order for relief against it in an involuntary case,

     (C) consents to the appointment of a custodian of it or for all or substantially all of its property,
     (D) makes a general assignment for the benefit of its creditors, or
     (E) generally is not paying its debts as they become due;
     (9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against an Issuer or any of Regency Energy Partners’ Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Regency Energy Partners that, taken together, would constitute a Significant Subsidiary in an involuntary case;
     (B) appoints a custodian of an Issuer or any of Regency Energy Partners’ Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Regency Energy Partners that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of an Issuer or any of Regency Energy Partners’ Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Regency Energy Partners that, taken together, would constitute a Significant Subsidiary; or
     (C) orders the liquidation of an Issuer or any of Regency Energy Partners’ Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Regency Energy Partners that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; and
     (10) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its Obligations under its Note Guarantee.
Section 6.02 Acceleration.
          In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to Finance Corp., Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners that is a Significant Subsidiary or any group of Restricted Subsidiaries of Regency Energy Partners that, taken together, would constitute a Significant Subsidiary, all Outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may declare, by notice in writing to the Issuers, all the Notes to be due and payable immediately.
          Upon any such declaration, the Notes shall become due and payable immediately.
          The Holders of at least a majority in aggregate principal amount of the then Outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a contin-

uing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.
Section 6.03 Other Remedies.
          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04 Waiver of Past Defaults.
          Holders of not less than a majority in aggregate principal amount of the then Outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then Outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05 Control by Majority.
          Holders of at least a majority in aggregate principal amount of the then Outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.
Section 6.06 Limitation on Suits.
          A Holder may pursue a remedy with respect to this Indenture or the Notes only if:
     (1) such Holder gives to the Trustee written notice that an Event of Default is continuing;
     (2) Holders of at least 25% in aggregate principal amount of the then Outstanding Notes make a written request to the Trustee to pursue the remedy;
     (3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against any loss, liability or expense;

     (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and
     (5) during such 60-day period, Holders of at least a majority in aggregate principal amount of the then Outstanding Notes do not give the Trustee a direction inconsistent with such request.
          A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07 Rights of Holders of Notes to Receive Payment.
          Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08 Collection Suit by Trustee.
          If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09 Trustee May File Proofs of Claim.
          The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.
          If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:
     First: to the Trustee, its agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
     Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
     Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.
          The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11 Undertaking for Costs.
          In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then Outstanding Notes.
Section 6.12 Willful Action or Inaction.
          In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of an Issuer with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes on or after December 1, 2014 pursuant to Section 3.07, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to December 1, 2014 by reason of any willful action or inaction taken or not taken by or on behalf of an Issuer with the intention of avoiding the prohibition on redemption of the Notes prior to that date, then the applicable redemption price pursuant to Section 3.07 with respect to the first year that the Notes may be redeemed at the Issuers’ option (other than with the net cash proceeds of an Equity Offering or on a make-whole basis) will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

ARTICLE VII
AMENDMENTS TO ARTICLE II AND ARTICLE VII OF BASE INDENTURE
          Certain provisions of Article II and Article VII of the Base Indenture are amended, solely as they relate to the Notes, as hereinafter set forth in this Article VII of this First Supplemental Indenture.
Section 7.01 Amendment to Section 2.03 of the Base Indenture.
          Section 2.03(m) of the Base Indenture is hereby amended by deleting “Section 11.02(b)” and replacing the same with “Section 11.03.”
Section 7.02 Amendment to Section 7.01 of the Base Indenture.
          Section 7.01(b)(ii) of the Base Indenture is hereby amended by deleting “Sections 4.05 and 4.06” in the penultimate line thereof and replacing the same with “Sections 4.03 and 4.04.”
Section 7.03 Amendment to Section 7.02 of the Base Indenture.
          Section 7.02(d) of the Base Indenture is hereby amended by deleting “Section 6.06” in the first line thereof and replacing the same with “Section 6.05.”
Section 7.04 Amendment to Section 7.05 of the Base Indenture.
          Section 7.05 of the Base Indenture is hereby amended by deleting “Section 11.05” in the first line thereof and replacing the same with “Section 11.06.”
Section 7.05 Amendment to Section 7.06 of the Base Indenture.
          Section 7.06 of the Base Indenture is hereby amended by deleting the reference to “Section 6.01(e) or (f)” and replacing the same with “Section 6.01(8) or (9).”
ARTICLE VIII
AMENDMENT TO ARTICLE XI OF BASE INDENTURE
          The provisions of Article XI of the Base Indenture are deleted and replaced in their entirety, solely as they relate to the Notes, by the provisions of this Article VIII of this First Supplemental Indenture as provided below:
“ARTICLE XI
LEGAL DEFEASANCE AND COVENANT DEFEASANCE; SATISFACTION AND DISCHARGE
Section 11.01 Option to Effect Legal Defeasance or Covenant Defeasance.

          The Issuers may, at their option and at any time, elect to have either Section 11.02 or 11.03 hereof be applied to all Outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article XI.
Section 11.02 Legal Defeasance and Discharge.
          Upon the Issuers’ exercise under Section 11.01 hereof of the option applicable to this Section 11.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 11.04 hereof, be deemed to have been discharged from their obligations with respect to all Outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “Outstanding” only for the purposes of Section 11.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
     (1) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 11.04 hereof;
     (2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
     (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and
     (4) this Article XI.
          Subject to compliance with this Article XI, the Issuers may exercise their option under this Section 11.02 notwithstanding the prior exercise of its option under Section 11.03 hereof.
Section 11.03 Covenant Defeasance.
          Upon the Issuers’ exercise under Section 11.01 hereof of the option applicable to this Section 11.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 11.04 hereof, be released from each of their obligations under the covenants contained in Sections 3.09, 4.03, 4.04 (except for paragraph (a) thereof to the extent required by the TIA), 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18 and 4.19 hereof and clause (4) of Section 10.01 hereof with respect to the Outstanding Notes, and the Guarantors will be released from their obligations with respect to the Note Guarantees, on and after the date the conditions set forth in Section 11.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “Outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed Outstanding for accounting purposes to the extent permitted by GAAP). For this purpose, Covenant Defeasance means that, with respect to the Outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 11.01 hereof of the option applicable to this Section 11.03, subject to the satisfaction of the conditions set forth in Section 11.04 hereof, Sections 6.01(3) through 6.01(7) inclusive hereof will not constitute Events of Default.
Section 11.04 Conditions to Legal or Covenant Defeasance.
          In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 11.02 or 11.03 hereof:
     (1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the Outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Issuers must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;
     (2) in the case of an election under Section 11.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:
     (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or
     (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of an election under Section 11.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which Regency Energy Partners or any of its Subsidiaries is a party or by which Regency Energy Partners or any of its Subsidiaries is bound;
     (6) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and
     (7) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 11.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
          Subject to Section 11.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 11.05, the “Trustee”) pursuant to Section 11.04 hereof in respect of the Outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including either Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
          The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 11.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Notes.
          Notwithstanding anything in this Article XI to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 11.04 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 11.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 11.06 Repayment to the Issuers.
          Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that, if any Notes then Outstanding are in definitive form, the Trustee or such Paying Agent, before being required to make any such repay-

ment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.
Section 11.07 Reinstatement.
          If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 11.02 or 11.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 11.02 or 11.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 11.02 or 11.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium , if any, or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
Section 11.08 Satisfaction and Discharge.
          This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of transfer or exchange of the Notes and as otherwise specified herein), when:
     (1) either:
     (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or
     (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal and premium, if any, and accrued interest to the date of fixed maturity or redemption;
     (2) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Regency Energy Partners or any Guarantor is a party or by which Regency Energy Partners or any Guarantor is bound;

     (3) the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and
     (4) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at fixed maturity or on the Redemption Date, as the case may be.
          In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
          Notwithstanding the satisfaction and discharge of this Indenture, if money or Government Securities have been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.08, the provisions of Sections 2.07, 2.08, 2.09, 11.06 and 11.09 hereof will survive. In addition, nothing in this Section 11.08 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 11.09 Application of Trust Money.
          Subject to the provisions of Section 11.06 hereof, all money deposited with the Trustee pursuant to Section 11.08 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including either Issuer acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
          If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.08 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.08 hereof, provided that if the Issuers have made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE IX
AMENDMENT, SUPPLEMENT AND WAIVER
          The provisions of Article IX of the Base Indenture are deleted and replaced in their entirety, solely as they relate to the Notes, by the provisions of this Article IX of this First Supplemental Indenture.
Section 9.01 Without Consent of Holders of Notes.
          Notwithstanding Section 9.02 of this Indenture, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes or the Note Guarantees without the consent of any Holder of Notes:

     (1) to cure any ambiguity, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to provide for the assumption of the Issuers’ or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantors’ properties or assets, as applicable;
     (4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder;
     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;
     (6) to conform the text of this Indenture or the Note Guarantees to any provision of the “Description of the Notes” section of the Issuers’ prospectus supplement dated October 13, 2010 (the “Prospectus Supplement”) to the base prospectus included in the Issuers’ registration statement on Form S-3 (File No. 333-169901) relating to the issuance and sale of the Initial Notes, to the extent that such text of this Indenture or the Note Guarantees was intended to reflect such provision of the “Description of the Notes”;
     (7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;
     (8) to allow any Guarantor to execute a supplemental indenture and/or a notation of Note Guarantee with respect to the Notes or to reflect the addition or release of a Note Guarantee in accordance with this Indenture;
     (9) to secure the Notes and/or the Note Guarantees; or
     (10) to provide for the reorganization of Regency Energy Partners as any other form of entity, in accordance with Section 10.01(b) hereof.
          Upon the request of the Issuers accompanied by resolutions of their Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
Section 9.02 With Consent of Holders of Notes.
          Except as provided below in this Section 9.02, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture (including Sections 3.09, 4.10 and 4.15 hereof) and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).
          Upon the request of the Issuers accompanied by resolutions of their Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.
          It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
          After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.
          However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to Sections 3.09, 4.10 or 4.15 hereof);
     (3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;
     (4) waive a Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes and a waiver of the payment default that resulted from such acceleration);
     (5) make any Note payable in money other than that stated in the Notes;
     (6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes (other than as permitted by clause (7) below);

     (7) waive a redemption or repurchase payment with respect to any Note (other than a payment required by Sections 4.10 or 4.15 hereof);
     (8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
     (9) make any change in the preceding amendment, supplement and waiver provisions.
Section 9.03 Compliance with Trust Indenture Act.
          Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.
Section 9.04 Revocation and Effect of Consents.
          Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder; except as provided in the last paragraph of Section 9.02.
Section 9.05 Notation on or Exchange of Notes.
          The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver.
          Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06 Trustee to Sign Amendments, etc.
          The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amended or supplemental indenture until the Boards of Directors of each of the Issuers approves it. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.05 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture. In the case of any amendment or supplement pursuant to Section 9.01(6) hereof, such Officers’ Certificate shall include a certification that the conforming change being made to this Indenture reflects the intent of the Issuers and the Underwriters.

ARTICLE X
AMENDMENT TO ARTICLE XIV OF BASE INDENTURE
          The provisions of Article XIV of the Base Indenture are deleted and replaced in their entirety, solely as they relate to the Notes, by the provisions of this Article X of this First Supplemental Indenture as provided below:
“ARTICLE XIV
NOTE GUARANTEES
Section 14.01 Guarantee.
          (a) Subject to this Article XIV, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:
     (1) the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at stated maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
     (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
          Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
          (b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
          (c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

          (d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
Section 14.02 Limitation on Guarantor Liability.
          Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article XIV, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 14.03 Execution and Delivery of Note Guarantee.
          To evidence its Note Guarantee set forth in Section 14.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit B to the First Supplemental Indenture will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.
          Each Guarantor hereby agrees that its Note Guarantee set forth in Section 14.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.
          If an Officer whose signature is on this Indenture or on the notation of Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a notation of Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.
          The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.
          In the event that the Issuers or any of Regency Energy Partners’ Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.18 hereof, the Issuers will cause such Domestic Subsidiary to comply with the provisions of Section 4.18 hereof and this Article XIV, to the extent applicable.

Section 14.04 Guarantors May Consolidate, etc., on Certain Terms.
          Except as otherwise provided in Section 14.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Regency Energy Partners or another Guarantor, unless:
     (1) immediately after giving effect to such transaction, no Default or Event of Default exists; and
     (2) either:
     (a) subject to Section 14.05 hereof, the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee on the terms set forth herein or therein, pursuant to a supplemental indenture substantially in the form of Exhibit C to the First Supplemental Indenture; or
     (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.
          In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee, of such obligations, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the notations of Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.
Section 14.05 Releases.
          (a) In the event of any sale or other disposition of all or substantially all of the properties or assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the Person acquiring the properties or assets (in the event of a sale or other disposition of all or substantially all of the properties or assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof. Upon delivery by the Issuers to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuers in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

          (b) Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee.
          (c) At such time as any Guarantor ceases to guarantee any other Indebtedness of an Issuer or another Guarantor, such Guarantor will be released and relieved of any obligations under its Note Guarantee, provided that, if it is also a Domestic Subsidiary, it is no longer an obligor with respect to any Indebtedness under any Credit Facility; provided, however, that if, at any time following such release, that Guarantor incurs a Guarantee under a Credit Facility, then such Guarantor shall be required to provide a Note Guarantee at such time.
          (d) Upon Legal Defeasance or Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article XI hereof, each Guarantor will be released and relieved of any obligations under its Note Guarantee.
          Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 14.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XIV.”
ARTICLE XI
MISCELLANEOUS
Section 11.01 Governing Law.
          THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES.
Section 11.02 No Adverse Interpretation of Other Agreements.
          This First Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of Regency Energy Partners or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this First Supplemental Indenture.
Section 11.03 Successors.
          All agreements of the Issuers in this First Supplemental Indenture and the Notes will bind their successors. All agreements of the Trustee in this First Supplemental Indenture will bind its successors. All agreements of each Guarantor in this First Supplemental Indenture will bind its successors, except as otherwise provided in Section 14.05 of the Indenture.

Section 11.04 Severability.
          In case any provision in this First Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 11.05 Counterpart Originals.
          The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.
Section 11.06 Table of Contents, Headings, etc.
          The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.
Section 11.07 Ratification of Base Indenture.
          The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

ISSUERS: REGENCY ENERGY PARTNERS LP
By:	Regency GP LP, its general partner

By:	Regency GP LLC, its general partner

By:	/s/ Byron R. Kelley
	Name:	Byron R. Kelley
	Title:	President and Chief Executive Officer

REGENCY ENERGY FINANCE CORP.
By:	/s/ Byron R. Kelley
	Name:	Byron R. Kelley
	Title:	President

GUARANTORS: REGENCY GAS SERVICES LP
By:	Regency OLP GP LLC, its general partner

By:	/s/ Byron R. Kelley
Byron R. Kelley
President

GULF STATES TRANSMISSION CORPORATION PUEBLO HOLDINGS, INC. PUEBLO MIDSTREAM GAS CORPORATION
By:	/s/ Byron R. Kelley
Byron R. Kelley
President
Signature Page to Supplemental Indenture

REGENCY OLP GP LLC
By:	/s/ Byron R. Kelley
Byron R. Kelley
President

CDM RESOURCE MANAGEMENT LLC FRONTSTREET HUGOTON LLC PALAFOX JOINT VENTURE
By:	Regency Field Services LLC and Regency Gas
Services LP, its venturers

REGENCY FIELD SERVICES LLC REGENCY GAS MARKETING LLC REGENCY HAYNESVILLE INTRASTATE GAS LLC REGENCY LIQUIDS PIPELINE LLC REGENCY MIDCONTINENT EXPRESS PIPELINE I LLC

By:	Regency Midcontinent Express LLC

REGENCY MIDCONTINENT EXPRESS LLC WGP-KHC, LLC

By:	Frontstreet Hugoton LLC, its sole member

REGENCY ZEPHYR LLC
By:	Regency Gas Services LP, its sole member

By:	Regency OLP GP LLC, its general partner

By:	/s/ Byron R. Kelley
Byron R. Kelley
President
Signature Page to Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Steven A. Finklea
Steven A. Finklea
Vice President
Signature Page to Supplemental Indenture

EXHIBIT A
[Face of Note]
CUSIP [            ]
6 7/8% Senior Notes due 2018

No. ___	$___
REGENCY ENERGY PARTNERS LP
and
REGENCY ENERGY FINANCE CORP.
promise to pay to                                         , or registered assigns, the principal sum of                                                                                  DOLLARS on December 1, 2018.
Interest Payment Dates: June 1 and December 1
Record Dates: May 15 and November 15
Dated:                     , 20__

REGENCY ENERGY PARTNERS LP
By:	Regency GP LP,
its general partner

By:	Regency GP LLC,
its general partner

By:
Name:
Title:

REGENCY ENERGY FINANCE CORP.
By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture: U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

[Back of Note]
6 7/8% Senior Notes due 2018
Insert the following Global Note Legend, if applicable pursuant to the provisions of the Indenture:
          “UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.”
          Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     (1) Interest. Regency Energy Partners LP, a Delaware limited partnership (“Regency Energy Partners”), and Regency Energy Finance Corp., a Delaware corporation (“Finance Corp.” and, together with Regency Energy Partners, the “Issuers”), promise to pay interest on the principal amount of this Note at 6.875% per annum from October 27, 2010 until maturity. The Issuers will pay interest semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be June 1, 2011. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     (2) Method of Payment. The Issuers will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 15 and November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.17 of the Indenture with respect to defaulted interest. Holders of Definitive Notes must surrender their Notes to the Paying Agent to collect payments of principal and premium, if any, due at maturity. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuers maintained for such purpose within the continental United States, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     (3) Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. Regency Energy Partners or any of its Subsidiaries may act in any such capacity.
     (4) Indenture. The Issuers issued the Notes under an Indenture dated as of October 27, 2010 (the “Base Indenture”) among the Issuers, the Guarantors and the Trustee, as amended and supplemented by the First Supplemental Indenture to the Base Indenture, dated as of October 27, 2010 (the “Supplemental Indenture”). The Base Indenture, as amended and supplemented by the Supplemental Indenture, is hereinafter referred to as the “Indenture.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuers. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.
     (5) Optional Redemption.
     (a) Except as set forth in subparagraphs (b), (c) and (d) of this Paragraph 5, the Issuers will not have the option to redeem the Notes prior to December 1, 2014. On or after December 1, 2014, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on December 1 of each year indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on an Interest Payment Date that is on or prior to the Redemption Date:

Year	Percentage
2014	103.438%
2015	101.719%
2016 and thereafter	100.000%
     (b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to December 1, 2013, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture upon not less than 30 nor more than 60 days’ notice, at a redemption price of 106.875% of the principal amount, plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), with the net cash proceeds of one or more Equity Offerings by Regency Energy Partners; provided that at least 65% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture (excluding Notes held by Regency Energy Partners and its Subsidiaries) remains Outstanding immediately after the occurrence of such redemption and the redemption occurs within 90 days of the date of the closing of such Equity Offering.
     (c) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to December 1, 2014, the Issuers may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is prior to the Redemption Date.
          For purposes of subparagraph (c) of this Paragraph 5, “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of (1) 1.0% of the principal amount of the Note or (2) the excess of: (a) the present value at such Redemption Date of (i) the redemption price of the Note at December 1, 2014 (such redemption price being set forth in the table appearing in subparagraph (a)) plus (ii) all required interest payments due on the Note through December 1, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the Note. In addition, for purposes of subparagraph (c) of this Paragraph 5, “Treasury Rate” means, with respect to any Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 1, 2014; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, Regency Energy Partners shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to December 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
          Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
     (d) In the event that Holders of not less than 90% of the aggregate principal amount of the Outstanding Notes accept a Change of Control Offer and Regency Energy Partners purchases all of the Notes held by such Holders, Regency Energy Partners will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem all of the Notes that remain Outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of Notes redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption, subject to the right of the Holders of Notes on the relevant record date to receive interest due on an interest payment date that is prior to the Redemption Date.
     (6) Mandatory Redemption.
          Except as set forth below, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.
     (7) Repurchase at the Option of Holder.
     (a) Upon the occurrence of a Change of Control, Regency Energy Partners will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to, but excluding, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control, Regency Energy Partners will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.
     (b) If the Issuers or a Restricted Subsidiary of Regency Energy Partners consummates any Asset Sales, within five days of each date on which the aggregate amount of Excess Proceeds exceeds $20.0 million, Regency Energy Partners will commence an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the date of purchase in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Regency Energy Partners may use such deficiency for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, then the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis. Holders of Definitive Notes that are the subject of an offer to purchase will receive an Asset Sale Offer may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.
     (8) Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed.
     (9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.
     (10) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
     (11) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s properties and assets, as applicable, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to conform the text of the Indenture or the Note Guarantees to any provision of the “Description of the Notes” section of the Issuers’ prospectus supplement dated October 13, 2010 to the base prospectus included in the Issuers’ registration statement on Form S-3 (File No. 333-169901) relating to the issuance and sale of the Initial Notes, to the extent that such text of the Indenture or the Notes Guarantees was intended to reflect such provision of the “Description of the Notes”, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture, to allow any Guarantor to execute a supplemental indenture and/or a notation of Note Guarantee with respect to the Notes or to reflect the addition or release of a Note Guarantee in accordance with the Indenture, to secure the Notes and/or the Note Guarantees, or to provide for the reorganization of Regency Energy Partners as any other form of entity, in accordance with Section 10.01 of the Indenture.
     (12) Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at stated maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes; (iii) failure by Regency Energy Partners or any Guarantor to timely consummate repurchase offers under Section 4.10 or 4.15 of the Indenture or to comply with Section 10.01 of the Indenture; (iv) failure by Regency Energy Partners for 90 days after notice to comply with Section 4.03 of the Indenture; (v) failure by Regency Energy Partners or any Guarantor for 60 days after written notice to comply with any of the other agreements in the Indenture; (vi) default under certain other agreements relating to Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries, which default results in the acceleration of such Indebtedness prior to its express maturity; (vii) certain final judgments for the payment of money that remain undischarged for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to the Issuers or any of Regency Energy Partners’ Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and (ix) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor or any Person acting on its behalf denies or disaffirms its obligations under such Guarantor’s Note Guarantee. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Finance Corp., Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners that is a Significant Subsidiary or any group of Restricted Subsidiaries of Regency Energy Partners that, taken together, would constitute a Significant Subsidiary, all Outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any. The Holders of a majority in aggregate principal amount of the then Outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. The Issuers and the Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the

Issuers and the Guarantors are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
     (13) Collection of Debt by Trustee. In case there shall be pending proceedings for the bankruptcy or for the reorganization of any of the Guarantors or the Issuers or any other obligor upon the Notes under any Bankruptcy Law, or in case a Custodian shall have been appointed for its property, or in case of any other similar judicial proceedings relative to any of the Guarantors or the Issuers or any other obligor upon the Notes, its creditors or its property, the Trustee, irrespective of whether the principal of the Notes of any series shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of Section 6.02, shall be entitled and empowered to, among other things, distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf, and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized by each such Holder by its acceptance of a Note to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to such Holders, to pay to the Trustee such amount as shall be sufficient to cover compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and owing to it pursuant to Section 7.06 of the Indenture.
     (14) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     (15) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.
     (16) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.
          The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Regency Energy Partners LP
Regency Energy Finance Corp.
2001 Bryan Street, Suite 3700
Dallas, TX 75201
Attention: Chief Legal Officer

Assignment Form
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to: (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent substitute another to act for him.
Date: ___________________

Your Signature:

(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase
          If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.15
     If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:
$_______________
Date: _______________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule of Exchanges of Interests in the Global Note *
     The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Principal Amount of this
	Amount of decrease	Amount of increase	Global Note	Signature of
	in Principal Amount	in Principal Amount	following such	authorized officer
	of	of	decrease	of Trustee or
Date of Exchange	this Global Note	this Global Note	(or increase)	Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B
[FORM OF NOTATION OF GUARANTEE]
          For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of October 27, 2010, among Regency Energy Partners LP, a Delaware limited partnership (“Regency Energy Partners”), Regency Energy Finance Corp., a Delaware corporation (“Finance Corp.” and, together with Regency Energy Partners, the “Issuers”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture dated as of October 27, 2010 (as amended and supplemented, the “Indenture”), (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at stated maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium, if any, and interest on, the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article XIV of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose.
          Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Name of Guarantor(s)]
By:
Name:
Title:

Dated: ________________________

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EXHIBIT C
[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]
          Supplemental Indenture (this “Supplemental Indenture”), dated as of ___, 20___, among ___(the “Guaranteeing Subsidiary”), Regency Energy Partners LP, a Delaware limited partnership (“Regency Energy Partners”), Regency Energy Finance Corp. (“Finance Corp.” and, together with Regency Energy Partners, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
          WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an Indenture, dated as of October 27, 2010, as amended and supplemented by the First Supplemental Indenture dated as of October 27, 2010 (as amended and supplemented, the “Indenture”), providing for the issuance of 6 7/8% Senior Notes due 2018 (the “Notes”);
          WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
          WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article XIV thereof.
          3. No Recourse Against Others. No past, present or future director, officer, partner, member, employee, incorporator, manager or unit holder or other owner of Equity Interest of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuers or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
          4. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

C-1

          5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
          7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

C-2

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated:                     , 20___

[Guaranteeing Subsidiary]
By:
Name:
Title:

REGENCY ENERGY PARTNERS LP
By:	Regency GP LP, its general partner

By:	Regency GP LLC, its general partner

By:
Name:
Title:

REGENCY ENERGY FINANCE CORP.
By:
Name:
Title:

[Existing Guarantors]
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

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